NUMBER                 (SEE REVERSE SIDE FOR LEGEND)                    WARRANTS
___________ - (THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
                     5:00 P.M. NEW YORK CITY TIME, _____________, 2011

                      WESTERN UNITED FINANCIAL CORPORATION
                                    [CUSIP #]
                                     WARRANT

THIS CERTIFIES THAT, for value received ________________________________________
is the registered holder of a Warrant or Warrants expiring _____________, 2011 (the "Warrant") to purchase one fully paid and non-assessable share of Common Stock, par value $.01 per share ("Shares"), of Western United Financial Corporation, a Delaware corporation (the "Company"), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the completion of the initial acquisition by the Company of one or more banks, thrifts and their respective holding companies and other financial services organizations through a merger, capital stock exchange, asset acquisition, exchangeable share transaction, stock purchase or other similar business combination, and (ii) ___________________________, 2008 [one year after the effective date of the registration statement], such number of Shares of the Company at the price of [$6.00][$7.50] per share, upon surrender of this Warrant Certificate accompanied by the annexed duly executed subscription form and payment of the Warrant Price at the office or agency of Wells Fargo Bank, N.A. (the "Warrant Agent") (such payment to be made by check payable to the Warrant Agent), but only subject to the conditions set forth herein and in the warrant agreement between the Company and Wells Fargo Bank, N.A. (the "Warrant Agreement"). The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

         No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.

         Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

         Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.



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         Upon due presentment for registration of transfer of the Warrant
Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

         The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

         This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

         The Company reserves the right to call the Warrant at any time prior to its exercise, with a notice of call in writing to the holders of record of the Warrant, giving thirty (30) days prior written notice of such call at any time after the Warrant becomes exercisable if the last sale price of the Shares has been at least $11.50 per share (the "Trigger Price") on any twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of such call is given. The Warrant may not be called unless the Warrant and the Shares are covered by an effective registration statement and a current prospectus from the beginning of the measurement period through the date fixed for the call. The call price of the Warrants is to be $.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $.01 call price. The Trigger Price is subject to adjustments as provided in the Warrant Agreement.

By :

-------------------                          -------------------
President                                    Secretary



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